[LOGO]                                                 801 Pennsylvania
                                                       Kansas City, MO 64105
February 16, 2000                                      Telephone: (816) 871-4100


Mr. Christopher Sprague, Assistant General Counsel
Prudential Insurance Company of America
Gateway Center 3, 4th Floor
Newark, NJ 07102-5096


Re: Custody Agreement by and between Investors Fiduciary Trust Company and THE PRUDENTIAL SERIES FUND, INC. and PRUDENTIAL'S GIBRALTAR FUND, INC. dated May 19, 1997, as supplemented August 19, 1998; and the following related agreements with brokers:

     o    Pledge Agreement dated August 15, 1997 with Goldman, Sachs & Co.

     o    Special Custody Agreement dated November 16, 1998 with Goldman, Sachs
          & Co.

     o    Procedural Agreement dated September, 1997 with Merrill Lynch Futures,
          Inc.

     o    Pledge Agreement dated August 29, 1997 with Lehman Brothers Inc.

     o    Pledge Agreement dated September 25, 1997 with PaineWebber
          Incorporated

     o Pledge Agreement dated November 11, 1997 with Credit Suisse First Boston Corporation

     o    Pledge Agreement dated September, 1997 with J.P. Morgan Futures, Inc.

     Investment Accounting Agreement by and between Investors Fiduciary Trust Company and THE PRUDENTIAL SERIES FUND, INC. and PRUDENTIAL'S GIBRALTAR FUND, INC. dated December 31, 1994 as amended June 20, 1995


Dear Mr. Sprague

     As you are aware, we are completing the acquisition process that began in 1995 when State Street purchased Investors Fiduciary Trust Company. The State Street/IFTC combination has been truly beneficial, particularly in the areas of product offerings, technology and customer service. In order to support continued growth and to meet the changing needs of our clients, we will be assigning all IFTC custody and fund accounting contracts to State Street Bank and Trust Company as soon as possible.

     We request your agreement to such assignment and to the assumption of all rights, duties and obligations of the above-referenced contracts by State Street Bank and Trust Company, effective January 1, 2000. In all respects other than the assignment to State Street, the terms and conditions of the above-referenced agreements will remain unchanged.

     Please indicate your company's consent to the assignment and assumption by signing the enclosed copy of this letter and returning it to me in the enclosed pre-addressed envelope. Thank you for your prompt response, and please do not hesitate to call me at (816) 871-9313 if I can provide any further information or be of assistance in any way.


Sincerely,

   /s/  JULIE A. ROHLING
--------------------------------------
        Julie A. Rohling


APPROVED AND AGREED TO:
THE PRUDENTIAL SERIES FUND, INC.               PRUDENTIAL'S GIBRALTAR FUND, INC.


By:  /s/  CHRISTOPHER SPRAGUE                  By:  /s/  CHRISTOPHER SPRAGUE
   -------------------------------                ------------------------------
          Christopher Sprague                            Christopher Sprague

Title: Ass't Secretary                         Title: Ass't Secretary
       ---------------------------                    --------------------------

Date:  March 23, 2000                          Date:  March 23, 2000
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